UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-A/A
_____________________

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)
_____________________

North Carolina	56-2169715
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

370 Knollwood Street
Winston-Salem, North Carolina	27103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Stock Purchase Rights	New York Stock Exchange, Inc.
_____________________
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ____________ (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Form 8-A/A is filed by Krispy Kreme Doughnuts, Inc. (the “Company”) to reflect the expiration of the stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on January 15, 2013.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On February 2, 2015, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, entered into an amendment (the “Amendment”) to that certain Tax Asset Protection Plan, dated as of January 14, 2013 (the “Rights Agreement”). The Amendment amends the Rights Agreement to provide that the Rights shall expire on February 2, 2015 (the “Expiration Time”).

As a result, the Rights Agreement and the Rights issued thereunder expired and each share of common stock, no par value, of the Company is no longer accompanied by a right to purchase, under the Rights Agreement, one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, no par value, of the Company. Shareholders of the Company were not entitled to any payment as a result of the occurrence of the Expiration Time and the expiration of the Rights.

Item 2. Exhibits.

Exhibit
Number	Description
4.1	Tax Asset Protection Plan, dated as of January 14, 2013, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 15, 2013).

4.2	Amendment No. 1 to Tax Asset Protection Plan, dated as of February 2, 2015, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on February 5, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KRISPY KREME DOUGHNUTS, INC.
DATED: February 10, 2015
	By:	/s/ Douglas R. Muir
	Name:	Douglas R. Muir
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Tax Asset Protection Plan, dated as of January 14, 2013, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 15, 2013).

4.2	Amendment No. 1 to Tax Asset Protection Plan, dated as of February 2, 2015, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on February 5, 2015).